UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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KOHL’S CORPORATION
(Name of Registrant as Specified in Its Charter)

MACELLUM BADGER FUND, LP

MACELLUM BADGER FUND II, LP

MACELLUM ADVISORS, LP

MACELLUM ADVISORS GP, LLC

JONATHAN DUSKIN

GEORGE R. BROKAW

FRANCIS KEN DUANE

PAMELA J. EDWARDS

STACY HAWKINS

JEFFREY A. KANTOR

PERRY M. MANDARINO

CYNTHIA S. MURRAY

KENNETH D. SEIPEL

CRAIG M. YOUNG

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Macellum Badger Fund, LP, a Delaware limited partnership (“Macellum Badger”), together with the other participants named herein, has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”).

On March 24, 2022, Jonathan Duskin, Chief Executive Officer of Macellum Capital Management, LLC, took part in an interview with Yahoo! Finance. Portions of the transcript of the interview discussing the Company are pasted below:

Brian Sozzi:

Jonathan, now over to you. I was thinking before this segment started that I've perhaps talked to you more in the past three months than I've talked to my own family. And that is in fact very true on all things Kohl's, of course. What's your current thinking on Kohl's?

Jonathan Duskin:

Well, Brian, I'm sure you've read all the media we have. It seems very clearly that the number of bidders have made it to the next stage on Kohl’s. I think they reported, I think it was Monday, that several bidders passed the first stage and onto the second stage. I think it was also reported in numerous outlets that the company was adamant that the prices need to be in the 70s, start with the seven for people to proceed to the next level. So it would appear that a number of bidders have gotten to that point. And we are running full steam.

It's important, I think, that we keep the pressure on them to make sure that they do conduct this process in a full and fair and transparent manner. We're still going ahead with our strategy to run a control slate. And I really think the company has two avenues. One, sell the business. And two, go to a contested election. And obviously, we don't think they'll fare very well there. We think the case for change is pretty compelling, particularly if they don't accept one of these offers in the 70s, it would be a material premium to the unaffected unadjusted price of $46.

Brian Sozzi:

Do you think Kohl's is sold before the annual meeting?

Jonathan Duskin:

It's an interesting question. It's a bit of a puzzle with a lot of moving pieces, I guess. I think from our perspective, we won't be satisfied with anything less than the Board has approved the deal and they're awaiting shareholder vote and that the annual AGM becomes a vote on the deal that the Board has already approved. Anything short of that, we will continue to run our campaign for change at the majority of the Board.

Brian Sozzi:

Well, good luck in your endeavors and very good to see this latest initiative. Jonathan Duskin, CEO of Macellum Capital Management, and Chairman of Investment Committee at Macellum Private Capital, Daniel Balzora, good to see you guys. We'll talk to you soon.

Jonathan Duskin:

Thank you very much.

Daniel Balzora:

All right. Thank you.